99¢ ONLY STORES® ANNOUNCES FINANCIAL RESULTS FOR THE THIRD QUARTER ENDED DECEMBER 31, 2006

CITY OF COMMERCE, CA - May 17, 2007 - 99¢ Only Stores® (NYSE:NDN) (the “Company”) today announced its financial results for the third quarter ended December 31, 2006 and that the filing of its Form 10-Q for the quarter ended December 31, 2006 yesterday has brought the Company current with its SEC filings.

The Company reports for the quarter ended December 31, 2006 diluted earnings per share of $0.13 on net income of $8.9 million, compared to same quarter 2005 diluted earnings per share of $0.10 on net income of $6.8 million. For the nine months ended December 31, 2006, the Company reports diluted earnings per share of $0.15 on net income of $10.8 million, compared to the nine months ended December 31, 2005 diluted earnings per share of $0.19 on net income of $13.0 million.

Eric Schiffer, CEO of the Company, said, "We continue to focus on improving the fundamental metrics of our business that drive profitable expansion and are pleased to see progress reflected in a modest increase in our quarter-over-quarter earnings. While strengthening management and our systems is taking longer and costing more than we expected, we have made real progress with six consecutive quarters of increasing comparable store sales and new store productivity. More recently we have seen progress in reduced shrink and improved gross margin. Additionally, whereas until now we have had to focus at senior levels on infrastructure, designing and implementing new controls, and building our management group into a strong, effective team, we are now better able to focus on cost effectively getting the right product to the shelf at the right time by improving merchandise flow and enhancing productivity. Reducing SG&A as a percentage of sales has been and continues to be a key goal for us in fiscal 2008. We are also moving forward on short and long term projects to automate and reduce the costs of administration and Sarbanes-Oxley compliance, improve inventory management, and ultimately increase earnings per share.”

“We look forward to discussing the results reported in our third quarter 10-Q during our conference call tomorrow morning.”

CONFERENCE CALL DETAILS

The Company’s conference call to discuss these financial results is scheduled for 10 a.m. Pacific Time tomorrow, Friday, May 18, 2007. If you would like to participate in the Company’s conference call, please phone the Link conference call operator at 1-206-315-1857 (U.S. and Canada) about nine minutes before the call is scheduled to begin and hold for an operator to assist you. Please inform the operator that you are calling in for 99¢ Only Stores’ Third Quarter December 31, 2006 Earnings Release conference call, and be prepared to provide the operator with your name, company name, and position if requested. A recorded version of the call will be made available about eight hours after completion of the call and will remain available for seven days after the call. To access the recorded version, dial 1-866-452-0550, PASSCODE: 5465. A copy of this press release and any other financial and statistical information about the period to be presented in the conference call will be available prior to the call at the section of the Company’s website entitled “Investor Relations” at www.99only.com.

EXCERPTED INFORMATION FROM THE 10-Q FOR THE QUARTER ENDED DECEMBER 31, 2006

99¢ ONLY STORES
CONSOLIDATED BALANCE SHEETS
(Amounts In Thousands, Except Share Data)

ASSETS

	December 31,	March 31,
	2006	2006
	(Unaudited)
CURRENT ASSETS:
Cash	$9,233	$4,958
Short-term investments	120,815	117,623
Accounts receivable, net of allowance for doubtful accounts of $156 and $137 as of December 31, 2006 and March 31, 2006, respectively	2,255	3,193
Income taxes receivable	8,590	8,797
Deferred income taxes	30,638	30,638
Inventories	146,446	139,901
Other	7,168	5,426
Total current assets	325,145	310,536
PROPERTY AND EQUIPMENT, at cost:
Land	63,986	59,890
Buildings	86,228	80,685
Building improvements	38,703	35,598
Leasehold improvements	119,889	113,110
Fixtures and equipment	88,347	80,467
Transportation equipment	4,140	4,116
Construction in progress	21,943	18,412
Total property and equipment	423,236	392,278
Accumulated depreciation and amortization	(157,331)	(132,944)
Total net property and equipment	265,905	259,334

OTHER ASSETS:
Long-term deferred income taxes	9,672	9,672
Long-term investments in marketable securities	24,365	34,270
Deposits and other assets	14,646	14,896
Total other assets	48,683	58,838
TOTAL ASSETS	$639,733	$628,708

99¢ ONLY STORES
CONSOLIDATED BALANCE SHEETS
(Amounts In Thousands, Except Share Data)

LIABILITIES AND SHAREHOLDERS' EQUITY

	December 31,	March 31,
	2006	2006
	(Unaudited)
CURRENT LIABILITIES:
Accounts payable	$27,956	$38,332
Accrued expenses:
Payroll and payroll-related	4,991	5,960
Sales tax	6,017	3,981
Other	18,777	16,489
Workers’ compensation	43,316	44,225
Current portion of capital lease obligation	53	74
Construction loan, current	7,299	-
Total current liabilities	108,409	109,061

LONG-TERM LIABILITIES:
Deferred rent	8,051	7,734
Deferred compensation liability	3,945	3,513
Capital lease obligation, net of current portion	659	700
Construction loan, non-current	-	6,174
Total long-term liabilities	12,655	18,121

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY:
Preferred stock, no par value
Authorized - 1,000,000 shares
Issued and outstanding - none	-	-
Common stock, no par value
Authorized - 200,000,000 shares
Issued and outstanding 69,918,559 shares at December 31, 2006 and 69,569,150 shares at March 31, 2006	221,847	215,702
Retained earnings	296,619	285,823
Other comprehensive income	203	1
Total shareholders’ equity	518,669	501,526
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$639,733	$628,708

99¢ ONLY STORES
CONSOLIDATED STATEMENTS OF INCOME
DECEMBER 31, 2006 AND 2005

(Amounts In Thousands, Except Per Share Data)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2006	2005	2006	2005
	(Unaudited)
NET SALES:
99¢ Only Stores	$291,595	$269,311	$797,365	$739,662
Bargain Wholesale	10,456	9,473	29,402	29,825
Total sales	302,051	278,784	826,767	769,487
COST OF SALES (excluding depreciation and amortization expense shown separately below)	180,937	172,964	503,795	479,949
Gross profit	121,114	105,820	322,972	289,538
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES:
Operating expenses	102,006	88,504	289,296	249,095
Depreciation and amortization	8,476	7,851	24,615	23,488
Total selling, general and administrative expenses	110,482	96,355	313,911	272,583
Operating income	10,632	9,465	9,061	16,955
OTHER (INCOME) EXPENSE:
Interest income	(1,974)	(1,143)	(5,997)	(3,396)
Interest expense	211	14	587	44
Other	(72)	(124)	(174)	(147)
Total other income	(1,835)	(1,253)	(5,584)	(3,499)
Income before provision for income taxes	12,467	10,718	14,645	20,454
Provision for income taxes	3,523	3,875	3,849	7,446

NET INCOME	$8,944	$6,843	$10,796	$13,008

EARNINGS PER COMMON SHARE:
Basic	$0.13	$0.10	$0.15	$0.19
Diluted	$0.13	$0.10	$0.15	$0.19

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	69,919	69,552	69,839	69,551
Diluted	69,986	69,719	69,947	69,733

99¢ ONLY STORES
CONSOLIDATED STATEMENTS OF CASH FLOWS
DECEMBER 31, 2006 AND 2005

(Amounts in Thousands)

	Nine Months Ended December 31,
	2006	2005
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$10,796	$13,008
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	24,615	23,488
Loss on disposal of fixed assets	21	938
Excess tax benefit from share-based payment arrangements	(595)	-
Deferred income taxes	(108)	-
Stock-based compensation expense	3,891	-
Tax benefit from exercise of non qualified employee stock options	938	6
Changes in assets and liabilities associated with operating activities:
Sales of short-term investments, net	-	36,041
Accounts receivable	938	2,671
Inventories	(6,545)	(14,360)
Other assets	(1,123)	(1,164)
Deposits	50	169
Accounts payable	(10,376)	16,144
Accrued expenses	2,024	3,364
Accrued workers’ compensation	(909)	5,966
Income taxes	207	(3,281)
Deferred rent	317	(1,040)
Net cash provided by operating activities	24,141	81,950
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(29,863)	(33,547)
Purchase of investments	(99,898)	(94,724)
Sale and maturity of available for sale securities	106,921	47,661
Net cash used in investing activities	(22,840)	(80,610)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of capital lease obligation	(62)	(254)
Proceeds from exercise of stock options	1,316	13
Proceeds from the consolidation of construction loan	1,125	5,954
Excess tax benefit from share-based payment arrangements	595	-
Net cash provided by financing activities	2,974	5,713
NET INCREASE IN CASH	4,275	7,053
CASH, beginning of the period	4,958	2,116
CASH, end of the period	$9,233	$9,169

The following is a description of management’s analysis of the Company’s financial condition and results of operations for the three and nine months ended December 31, 2006.

Three Months Ended December 31, 2006 Compared to Three Months Ended December 31, 2005

Net Sales: Net sales increased $23.3 million, or 8.3%, to $302.1 million for the three months ended December 31, 2006 compared to $278.8 million for the three months ended December 31, 2005. Retail sales increased $22.3 million, or 8.3%, to $291.6 million for the three months ended December 31, 2006 compared to $269.3 million for the three months ended December 31, 2005. The effect of 16 new stores opened in the first nine months of fiscal 2007 increased retail sales by $13.2 million and the full quarter effect of seven new stores opened in fiscal 2006 increased sales by $7.3 million for the three months ended December 31, 2006. In addition, same-store-sales were up 1.9% for the three months ended December 31, 2006 compared to the three months ended December 31, 2005 due to an increase of the average ticket transaction size to $9.53 from $9.37 and an increase in transaction counts of 0.3% driven by the Company’s Texas stores. Bargain Wholesale net sales increased $1.0 million, or 10.4%, to $10.5 million for the three months ended December 31, 2006 compared to $9.5 million for the three months ended December 31, 2005, primarily due to new customer sales.

Gross Profit: Gross profit increased $15.3 million, or 14.5%, to $121.1 million for the three months ended December 31, 2006 compared to $105.8 million for the three months ended December 31, 2005. As a percentage of net sales, overall gross margin increased to 40.1% for the three months ended December 31, 2006 compared to 38.0% for the three months ended December 31, 2005. As a percentage of retail sales, retail gross margin increased to 40.8% for the three months ended December 31, 2006 compared to 38.6% for the three months ended December 31, 2005. The increase in gross profit was partially due to a 70 basis point decrease in expense for excess and obsolete inventory attributable to the sales of items previously reserved following a more focused approach to merchandising those items and a reduction of spoilage/shrink from 3.6% of total sales in the three months ended December 31, 2005 to 2.9% in the three months ended December 31, 2006. In addition, the increase in gross profit was due to a 30 basis point decrease in cost of products sold to 57.2% for the three months ended December 31, 2006 compared to 57.5% for the three months ended December 31, 2005 due to product cost changes. Finally, the prior year quarter included a 50 basis point reserve for net realizable value of inventories compared to none in the current quarter. The remaining change was made up of increases and decreases in other less significant items included in cost of sales. Bargain Wholesale gross margin increased to 20.1% for the three months ended December 31, 2006 compared to 19.9% for the three months ended December 31, 2005 primarily due to product cost changes.

Operating Expenses: Operating expenses increased by $13.5 million, or 15.3%, to $102.0 million for the three months ended December 31, 2006 compared to $88.5 million for the three months ended December 31, 2005. As a percentage of net sales, operating expenses increased to 33.8% for the three months ended December 31, 2006 from 31.7% for the three months ended December 31, 2005. Retail operating expenses increased $7.9 million between the three months ended December 31, 2006 and 2005, primarily as a result of an increase in retail store labor and related costs of $4.2 million associated with the opening of 16 new stores in fiscal 2007 and the full quarter effect of seven new stores opened in fiscal 2006. Retail store labor also increased due to costs associated with training and implementing new inventory control procedures in the stores. The remaining increases in retail operating expenses include rent, supplies, utilities and other store operating expenses. Corporate operating expenses increased $3.2 million between the three months ended December 31, 2006 and 2005 primarily due to $2.1 million in salaries and benefits, of which $1.4 million was for stock-based compensation and the remainder for personnel added at the executive, management and staff levels to support the Company’s infrastructure and growth requirements. There was no stock-based compensation in the three months ended December 31, 2005. In addition, consulting and professional fees increased $0.6 million as a result of fees associated with completing the fiscal year 2006 annual audit and Sarbanes-Oxley requirements. Finally, the increase in total operating expenses was also due to an increase in distribution and transportation costs of $3.3 million between the three months ended December 31, 2006 and 2005, due to $2.2 million in labor to operate the warehouses, including labor to service the increased sales volume and implement various internal control initiatives, and $1.0 million in increased delivery costs primarily due to additional new store locations and higher fuel costs. The increases discussed above are offset by a decrease in workers’ compensation expenses of $0.9 million, which was primarily driven by the stabilization of reserve requirements and improvements in claims management and accident reporting that more than offset normal claims activity. The remaining change was made up of increases and decreases in other less significant items included in operating expenses. Stock-based compensation expense is due to the adoption of SFAS No. 123(R) at the beginning of fiscal 2007, which requires the Company to recognize expense related to the estimated fair value of stock-based compensation awards.

Depreciation and Amortization: Depreciation and amortization increased $0.6 million, or 8.0%, to $8.5 million for the three months ended December 31, 2006 compared to $7.9 million for the three months ended December 31, 2005 as a result of 16 new stores opened through December 31, 2006, the full quarter effect of four new stores opened in fiscal 2006, and additions to existing stores and distribution centers. Depreciation as a percentage of sales was flat at 2.8%.

Operating Income: Operating income was $10.6 million for the three months ended December 31, 2006 compared to operating income of $9.5 million for the three months ended December 31, 2005. Operating income as a percentage of net sales increased from 3.4% for the three months ended December 31, 2005 to 3.5% for the three months ended December 31, 2006.

Other Income (Expense): Other income increased $0.5 million to $1.8 million for the three months ended December 31, 2006 compared to $1.3 million for the three months ended December 31, 2005. The increase was primarily due to higher interest income which increased from $1.1 million for the three months ended December 31, 2005 to interest income of $2.0 million for the three months ended December 31, 2006, due primarily to increased interest rates.

Provision for Income Taxes: The provision for income taxes was $3.5 million for the three months ended December 31, 2006 compared to $3.9 million for the three months ended December 31, 2005, due to a lower overall effective tax rate partially offset by an increase in pre-tax income. The effective rate of the provision for income taxes was approximately 28.3% and 36.2% for the three months ended December 31, 2006 and 2005, respectively.

Net Income: As a result of the items discussed above, net income increased $2.1 million, to $8.9 million for the three months ended December 31, 2006 compared to $6.8 million for the three months ended December 31, 2005. Net income as a percentage of net sales was 3.0% and 2.5% for the three months ended December 31, 2006 and 2005, respectively.

Nine Months Ended December 31, 2006 Compared to Nine Months Ended December 31, 2005

Net Sales: Net sales increased $57.3 million, or 7.4%, to $826.8 million for the nine months ended December 31, 2006 compared to $769.5 million for the nine months ended December 31, 2005. Retail sales increased $57.7 million, or 7.8%, to $797.4 million for the nine months ended December 31, 2006 compared to $739.7 million for the nine months ended December 31, 2005. The effect of 16 new stores opened in the first nine months of fiscal 2007 increased retail sales by $23.2 million and the full quarter effect of seven new stores opened in fiscal 2006 increased sales by $27.2 million for the nine months ended December 31, 2006. In addition, same-store-sales were up 2.2% for the nine months ended December 31, 2006 compared to the nine months ended December 31, 2005, due to a 0.3% increase in transaction counts that were partially attributable to the Company’s Texas stores, where sales continued to benefit from an anniversary advertising campaign held in the fourth quarter of fiscal 2006 as well as additional operational improvements made in the first three quarters of fiscal 2007. The average ticket size increased to $9.32 from $9.15. Bargain Wholesale net sales decreased $0.4 million, or 1.4%, to $29.4 million for the nine months ended December 31, 2006 compared to $29.8 million for the nine months ended December 31, 2005, primarily due to the loss of customers.

Gross Profit: Gross profit increased $33.4 million, or 11.5%, to $323.0 million for the nine months ended December 31, 2006 compared to $289.5 million for the nine months ended December 31, 2005. As a percentage of net sales, overall gross margin increased to 39.1% for the nine months ended December 31, 2006 compared to 37.6% for the nine months ended December 31, 2005. As a percentage of retail sales, retail gross margin increased to 39.8% for the nine months ended December 31, 2006 compared to 38.3% for the nine months ended December 31, 2005. The increase in gross profit was primarily due to a decrease of 80 basis points in expense for excess and obsolete inventory due to the sales of items previously reserved following a more focused approach to merchandising those items and a reduction of spoilage/shrink from 3.6% of total sales in the nine months ended December 31, 2005 to 3.1% in the nine months ended December 31, 2006. In addition, during nine months ended December 31, 2005, the Company had recorded a 20 basis point reserve for net realizable value of inventories compared to none in the nine months ended December 31, 2006. This decrease was partially offset by a 20 basis point increase in cost of products sold to 58.6% for the nine months ended December 31, 2006 compared to 58.4% for the nine months ended December 31, 2005 due to product cost changes. The remaining change was made up of increases and decreases in other less significant items included in cost of sales. Bargain Wholesale gross margin decreased to 19.9% for the nine months ended December 31, 2006 compared to 20.0% for the nine months ended December 31, 2005, primarily due to product cost changes.

Operating Expenses: Operating expenses increased by $40.2 million, or 16.1%, to $289.3 million for the nine months ended December 31, 2006 compared to $249.1 million for the nine months ended December 31, 2005. As a percentage of net sales, operating expenses increased to 35.0% for the nine months ended December 31, 2006 from 32.4% for the nine months ended December 31, 2005. Retail operating expenses increased $18.3 million between the nine months ended December 31, 2006 and 2005, primarily as a result of an increase in retail store labor and related costs of $12.2 million associated with the opening of 16 new stores in fiscal 2007 and the full quarter effect of seven new stores opened in fiscal 2006. Retail store labor also increased due to costs associated with training and implementing new inventory control procedures in the stores. The remaining increases in retail operating expenses include rent, utilities and other store operating expenses. Corporate operating expenses increased $13.3 million between the nine months ended December 31, 2006 and 2005 primarily due to $5.9 million in salaries and benefits, of which $3.9 million was for stock-based compensation and the remainder for personnel added at the executive, management and staff levels to support the Company’s infrastructure and growth requirements. There was no stock-based compensation in the nine months ended December 31, 2005. In addition, consulting and professional fees increased $5.4 million as a result of fees associated with completing the fiscal year 2006 annual audit and Sarbanes-Oxley requirements. Finally, the increase in total operating expenses was also due to an increase in distribution and transportation costs of $10.7 million between the nine months ended December 31, 2006 and 2005, due primarily to $5.8 million in labor to operate the warehouses, including labor to service increased sales volume and implement various internal control initiatives, and $2.6 million in increased delivery costs primarily due to additional new store locations and higher fuel costs. Operating expenses for the nine months ended December 31, 2005 include $4.2 million in consideration for a forced store closure due to a local government eminent domain action for the construction of a new public school compared to $0.7 million in consideration for another store closure due to an eminent domain action during the nine months ended December 31, 2006, a net decrease of $3.5 million. The increases discussed above are offset by a decrease in workers’ compensation expenses of $5.6 million, which was primarily driven by the stabilization of reserve requirements and improvements in claims management and accident reporting. The remaining change was made up of increases and decreases in other less significant items included in operating expenses. Stock-based compensation expense is due to the adoption of SFAS No. 123(R) at the beginning of fiscal 2007, which requires the Company to recognize expense related to the estimated fair value of stock-based compensation awards.

Depreciation and Amortization: Depreciation and amortization increased $1.1 million, or 4.8%, to $24.6 million for the nine months ended December 31, 2006 compared to $23.5 million for the nine months ended December 31, 2005 as a result of 16 new stores opened through December 31, 2006, the full quarter effect of seven new stores opened in fiscal 2006, and additions to existing stores and distribution centers. Depreciation as a percentage of sales decreased from 3.1% to 3.0% for the nine months ended December 31, 2005 and 2006, respectively.

Operating Income: Operating income was $9.1 million for the nine months ended December 31, 2006 compared to operating income of $17.0 million for the nine months ended December 31, 2005. Operating income as a percentage of net sales decreased from 2.2% for the nine months ended December 31, 2005 to 1.1% for the nine months ended December 31, 2006.

Other Income (Expense): Other income increased $2.1 million to $5.6 million for the nine months ended December 31, 2006 compared to $3.5 million for the nine months ended December 31, 2005. The increase was primarily due to higher interest income which increased from $3.4 million for the nine months ended December 31, 2005 to interest income of $6.0 million for the nine months ended December 31, 2006, due to increased interest rates and higher investment and cash balances.

Provision for Income Taxes: The provision for income taxes was $3.8 million for the nine months ended December 31, 2006 compared to $7.4 million for the nine months ended December 31, 2005, due to the decrease in pre-tax income and a lower overall effective tax rate. The effective rate of the provision for income taxes was approximately 28.3% and 36.4% for the nine months ended December 31, 2006 and 2005, respectively. Additionally, for the nine months ended December 31, 2006, the Company recorded a discrete tax benefit of approximately $290,000, due to additional prior period income tax credits that were identified during the first quarter of the current fiscal year.

Net Income: As a result of the items discussed above, net income decreased $2.2 million, or 17.0%, to $10.8 million for the nine months ended December 31, 2006 compared to $13.0 million for the nine months ended December 31, 2005. Net income as a percentage of net sales was 1.3% and 1.7% for the nine months ended December 31, 2006 and 2005, respectively.

*  *  *  *  *

99¢ Only Stores®, the nation's oldest existing one-price retailer, operates 251 extreme value retail stores in California, Texas, Arizona and Nevada, and also operates a wholesale division, Bargain Wholesale. The Company’s next three 99¢ Only Stores are scheduled to open in June 2007, two in California and one in Texas. 99¢ Only Stores® emphasizes quality name-brand consumables, priced at an excellent value, in convenient, attractively merchandised stores, where nothing is over 99¢.

We have included statements in this release that constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act and Section 27A of the Securities Act. The words "expect," "estimate," "anticipate," "predict," "believe" and similar expressions and variations thereof are intended to identify forward-looking statements. Such statements appear in this release and include statements regarding the intent, belief or current expectations of the Company, its directors or officers with respect to, among other things, trends affecting the financial condition or results of operations of the Company, the business and growth strategies of the Company, and the results of the Company’s operational improvements. The shareholders of the Company and other readers are cautioned not to put undue reliance on such forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those projected in this release for the reasons, among others, discussed in the reports and other documents the Company files from time to time with the Securities and Exchange Commission, including the risk factors contained in the Section - “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

Note to Editors: 99¢ Only Stores® news releases and information available on the World Wide Web at http://www.99only.com. Contact Rob Kautz, EVP & CFO, 323-881-1293.